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As filed with the Securities and Exchange Commission on May 7, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVALONBAY COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	77-0404318 (I.R.S. Employer Identification Number)
2900 Eisenhower Avenue, Suite 300 Alexandria, Virginia 22314 (703) 329-6300 (Address of principal executive offices) (Zip Code)
AVALONBAY COMMUNITIES, INC. DEFERRED COMPENSATION PLAN (Full title of the plan)

Bryce Blair
Chairman, Chief Executive Officer and President
AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314
(Name and address of agent for service)

(703) 329-6300
(Telephone number, including area code, of agent for service)

With copy to:
 Gilbert G. Menna, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Deferred compensation obligations	$10,000,000	$10,000,000	$1,267.00

(1)
The deferred compensation obligations are unsecured obligations of AvalonBay Communities, Inc. to pay deferred compensation in the future in accordance with the terms of the AvalonBay Communities, Inc. Deferred Compensation Plan.

(2)
This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation that may be deferred under the plan. Estimated for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

INTRODUCTION

        This Registration Statement on Form S-8 is filed by AvalonBay Communitites, Inc., a Maryland corporation (the "Company" or the "Registrant"), relating to $10,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the AvalonBay Communities, Inc. Deferred Compensation Plan, as amended and restated (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Company hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission (the "Commission"):

  •
  the Company's Current Reports on Form 8-K filed on February 13, March 29 and April 21, 2004; and

  •
  the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

        In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such documents.

Item 4. Description of Securities.

        Under the Plan, the Company will provide certain management and highly compensated employees of the Company (each a "Participant") the opportunity to defer a specified percentage of their compensation. The securities being registered represent obligations (the "Obligations") of the Company under the Plan to pay to the Participants the value of the deferred compensation in the future. The Plan does not provide for any fixed or guaranteed rate of return on compensation deferred by Participants. The Company does not guarantee the performance of any of the investment measurement options available to Participants under the Plan, nor does it guarantee any minimum return or payments to any Participant, which may be more or less than the amount(s) of compensation that a Participant elected to defer.

        Amounts credited (or charged) to a Participant's account are credited (or charged) with notional earnings (or losses) based on the performance of investment measurement options under the Plan (which generally will be the selection of mutual funds available for investment throught he Company's 401(k) Plan). Although the actual assets held under the Plan for the purposes of eventually paying Plan benefits are not required to be invested in the measurement options selected by Participants, the Company's practice has been, and the Company intends to continue to, invest the actual assets of the Plan in the measurement funds, which will generally allow the actual assets of the Plan to approximate or equal the Company's obligation to pay to the Participants the value of their deferred compensation in the future. A Participant's account may also be debited based on its proportionate share of the Plan's administrative expenses.

        The Obligations are payable in a lump sum payment upon the termination of the Participant's employment with the Company, death of the Participant, retirement of the Participant from the

Company or certain unforeseeable financial emergencies if approved by the committee administering the Plan. The Obligations are also payable in installments in the case of retirement of the Participant if the Participant so elects and the Participant's account balance is $25,000 or more. Short-term payments during the Participant's employment are not permitted with the exception of certain elections made prior to January 1, 2004.

        The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The Obligations may not be sold, assigned, pledged, mortgaged, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt. Any attempt by any person to transfer or assign benefits under the Plan other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. There is no trading market for the Obligations. The Obligations are not convertible into any other security of the Company.

        The Company may amend or modify the Plan at any time and for any reason. No amendment or modification will decrease or restrict the value of the Obligations in existence at the time the amendment or modification is made. The amendment or modification of the Plan shall not affect the right of any Participant who, as of the date of the amendment or modification, has become entitled to the payment of benefits under the Plan to receive such payment.

        The Company may also terminate the Plan at any time and for any reason with respect to any or all Participants. Upon the termination of the Plan, the Obligations will be repaid early to Participants in a lump sum notwithstanding any elections made by the Participants. The termination of the Plan will not adversely affect the right of a Participant who has become entitled to benefits under the Plan; provided however, that the Company has the right to accelerate installment payments without a premium or prepayment penalty by paying the Obligation in a lump sum and without any liability on account of adverse tax consequences from an early or accelerated payment.

Item 6. Indemnification of Directors and Officers.

        Subject to certain limited exceptions, the Company's charter and bylaws, each as amended, limit the liability of the Company's directors and officers to the Company and its stockholders for money damages for any breach of any duty owed by such director or officer of the Company to the fullest extent permitted by Maryland law. The Maryland General Corporation Law ("MGCL") generally permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, unless it is established that (i) the director or officer actually received an improper personal benefit in money, property or services; (ii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (iii) the director's or officer's act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty. However, if the proceeding was one by or in the right of the Company, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the Company. These provisions do not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

        Pursuant to the authority granted in the Company's charter, the Company's bylaws, and indemnification agreements between the Company and certain of its executive officers and members of the board of directors who are not officers of the Company, obligate the Company (i) to indemnify these officers and directors against certain liabilities incurred in connection with their service as officers and/or directors and (ii) to advance expenses incurred by them in certain circumstances. These provisions and contracts could reduce the legal remedies available to the Company and its stockholders against these individuals. In addition, the Company maintains a directors' and officers' liability insurance policy.

Item 8. Exhibits.

        The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit

4.1	AvalonBay Communities, Inc. Deferred Compensation Plan, as amended and restated.*
5.1	Opinion of Goodwin Procter LLP.*
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.*
24.1	Power of Attorney (included on the signature page).

*
Filed herewith.

Item 9. Undertakings.

        (a)   The Company hereby undertakes:

          (1)   To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no mater than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2)   That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alexandria, Commonwealth of Virginia, on this 6th day of May, 2004.

AVALONBAY COMMUNITIES, INC.
By:	/s/ BRYCE BLAIR Bryce Blair Chairman, Chief Executive Officer and President

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Bryce Blair and Thomas J. Sargeant as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRYCE BLAIR Bryce Blair	Chairman, Chief Executive Officer and President (Principal Executive Officer)	May 6, 2004
/s/ BRUCE A. CHOATE Bruce A. Choate	Director	May 6, 2004
/s/ JOHN J. HEALY John J. Healy	Director	May 6, 2004
/s/ GILBERT M. MEYER Gilbert M. Meyer	Director	May 6, 2004
/s/ CHARLES D. PEEBLER Charles D. Peebler	Director	May 6, 2004
/s/ LANCE R. PRIMIS Lance R. Primis	Director	May 6, 2004
/s/ ALLAN D. SCHUSTER Allan D. Schuster	Director	May 6, 2004
/s/ AMY P. WILLIAMS Amy P. Williams	Director	May 6, 2004
/s/ THOMAS J. SARGEANT Thomas J. Sargeant	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 6, 2004

EXHIBIT INDEX

Exhibit No.		Description
4.1	—	AvalonBay Communities, Inc. Deferred Compensation Plan, as amended and restated.*
5.1	—	Opinion of Goodwin Procter LLP.*
23.1	—	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
23.2	—	Consent of Ernst & Young LLP.*
24.1	—	Power of Attorney (included on the signature page).

*
Filed herewith.

QuickLinks

INTRODUCTION
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 6. Indemnification of Directors and Officers.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX